Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01

JPMorgan Chase 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

Release : IMMEDIATE

JPMORGAN CHASE FINANCIAL COMPANY LLC DECLARES QUARTERLY COUPON ON CUSHING® 30 MLP INDEX ETN

New York, April 20, 2018 - JPMorgan Chase Financial Company LLC announced today the quarterly coupon amount for the Cushing® 30 MLP Index ETN (NYSE Arca: PPLN). The table below summarizes the coupon amount for the Cushing® 30 MLP Index ETN (the “Notes”).

NYSE Arca Ticker	Registered Issue Name	Declaration Date	Ex-Date	Record Date	Payment Date	Coupon Amount[1] per Note	Current Yield[2]
PPLN	Cushing® 30 MLP Index ETN	April 20, 2018	April 26, 2018	April 27, 2018	May 7, 2018	$0.3314	7.4%

1)	As defined in the market making supplement dated April 5, 2018 as follows:

https://www.sec.gov/Archives/edgar/data/19617/000095010318004529/dp87759_424b3-mmsc.htm

2)	“Current Yield” equals the current Coupon Amount annualized and divided by the closing price of the Notes on April 18, 2018, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupfon payments, if any, on the Notes.

The Notes are senior, unsecured obligations of JPMorgan Chase Financial Company LLC, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves

Questions? Contact: JPMorgan Cushing ETN team, 1-800-576-3529, jpmorgan_etns@jpmorgan.com

J.P. Morgan Chase & Co.

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millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the Notes may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate.

You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and pricing supplement if you so request by calling toll-free 866-535-9248.

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Questions? Contact: JPMorgan Cushing ETN team, 1-800-576-3529, jpmorgan_etns@jpmorgan.com